As filed with the Securities and Exchange Commission on July 30, 2010

Registration No. 333- 144141

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.
20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CRYSTAL RIVER CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	22-2230150
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Three World Financial Center, 200 Vesey Street, 10th Floor
New York, New York	10281
(Address of principal executive offices)	(Zip Code)

CRYSTAL RIVER CAPITAL, INC.

2005 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Jonathan C. Tyras, Esq.
c/o Brookfield Investment Management Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010
(Name and address of agent for service)

(212) 549-8400

(Telephone number, including area code, of agent for service)

Copy to:

Michael L. Zuppone, Esq.

Paul, Hastings, Janofsky & Walker LLP

75 E. 55th Street

New York, New York 10022

(212) 318-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE:  DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is filed by Crystal River Capital, Inc. (the “Company”) and amends the registration statement filed on Form S-8 (File No. 333-144141) with the Securities and Exchange Commission on June 28, 2007 (the “Registration Statement”), registering shares of common stock, par value $0.001 per share, of the Company, issuable under the Crystal River Capital, Inc. 2005 Long-Term Incentive Plan.

On July 30, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 23, 2010, by and among the Company, Brookfield Asset Management Inc. (“Brookfield”) and B Acquisition Sub Inc., a wholly-owned subsidiary of Brookfield (“Sub”), Sub merged with and into the Company, with the Company surviving as an indirect wholly-owned subsidiary of Brookfield (the “Merger”).

As a result of the Merger, any offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 30, 2010.

CRYSTAL RIVER CAPITAL, INC.

By:	/s/ Barry Blattman
Name:	Barry Blattman
Title:	President and Treasurer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 promulgated under the Securities Act of 1933.